Exhibit 99.1

Signet Jewelers Announces Appointment of Zackery A. Hicks to Its Board of Directors

October 29, 2018, HAMILTON, Bermuda – Signet Jewelers Limited (the “Company”) (NYSE: SIG), the world’s largest retailer of diamond jewelry, today announced that its Board of Directors has appointed Zackery A. Hicks as an Independent Director, effective October 26, 2018. Hicks currently serves as Executive Vice President and Chief Digital Officer of Toyota Motors North America (TMNA), Inc., and President and Chief Executive Officer of Toyota Connected, Inc.

“As part of our Path to Brilliance transformation plan, we identified the need to continue to strengthen our digital and data analytics capabilities across Signet to advance each of our three strategic priorities – Customer First, OmniChannel, and a Culture of Agility and Efficiency,” said H. Todd Stitzer, Chairman of Signet’s Board of Directors. “Throughout his career at Toyota, Zack has successfully delivered large-scale innovation and efficiency across business operations through advanced technology and data science. His data analytics experience will be instrumental for Signet in our OmniChannel strategy to improve individualized customer targeting. Our goal at Signet is to leverage systems for a stronger customer experience, especially on mobile.”

In addition, Stitzer added that Hicks will bring diversity of industry experience and a start-up mindset to complement Signet’s Board.

“We look forward to benefitting from his perspectives as we develop an innovative data-driven shopping experience for our customers,” Stitzer added.

In his role as Chief Digital Officer, Hicks leads Toyota’s Digital Transformation and Mobility group which oversees the strategy, development and operations of all systems and technology for the company’s North American operations. Hicks is also President and CEO of Toyota Connected, the company’s global data science unit responsible for its connected car ecosystem development by utilizing machine learning and artificial intelligence to create seamless, personalized experiences. After achieving strong early success, the program is expanding to Europe, where Hicks has been appointed Chairman of Toyota Connected Europe.

Hicks reports to the CEO of Toyota North America and is a member of Toyota Motors’ North American Management Committee, Board member of The Toyota Foundation and Toyota Insurance Management, and chairs the Executive Steering Committee. Hicks has served in a variety of management positions at Toyota since joining the company in 1996, most recently Chief Information Officer and Senior Vice President of Toyota North America, where he led the establishment of a demand management function, the development of next-generation dealership technology, and designed an award-winning information systems strategy framework to align business and IT strategies. As Chief of Staff to the CIO from 2003 to 2007, he led the full-scale redesign of the company’s IT strategy, introducing new mobile retail applications and strengthening data analytics function to uncover deeper consumer insights.

In recent years, Hicks has been named by CIO Magazine as Ones to Watch, awarded multiple recognitions by CIO Magazine’s CIO 100 list, was one of the top 10 Global Breakaway CIO Leaders by Vedanta/CIO Leadership Network, and named a Premier 100 IT Leader by Computerworld. He is an active member of the CIO Strategy Exchange, Corporate Executive Board for Chief Information Officers, CIO Leadership Network, Trevor Project Board of Directors and Research Board. Formerly, Hicks served as vice chairperson of the UCLA IS Associates and was active with the March of Dimes Foundation.

Hicks received a Master of Business Administration from University of California, Irvine and a Bachelor of Science in Business Management from Pepperdine University.

With Hicks’ appointment, the Signet Board will consist of 12 Directors. Signet anticipates the retirement of Marianne Miller Parrs and Thomas Plaskett consistent with the company’s director tenure policy at the 2019 Annual General Meeting.

For more information regarding Signet Board members, please see http://www.signetjewelers.com/investors/corporate-governance/default.aspx.

About Signet Jewelers:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates nearly 3,500 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

Signet Jewelers Limited
Investors:
Randi Abada, +1 330-668-3489
SVP Corporate Finance Strategy & Investor Relations
randi.abada@signetjewelers.com
or
Media:
David Bouffard, +1 330-668-5369
VP Corporate Affairs
david.bouffard@signetjewelers.com